Exhibit 10.46

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of June 28, 2024, and effective as of July 1, 2024 (the “Effective Date”) by and between S&W Seed Company, a Nevada corporation (the “Company”) and Mark Herrmann (“Executive”). Together, Executive and the Company are sometimes referred to as the “Parties.” Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 9 below.

WHEREAS, the Executive serves as the Company’s Chief Executive Officer;

WHEREAS, the Parties previously entered into that certain Employment Agreement dated as of June 19, 2023 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ Executive to provide services to the Company, and Executive desires to accept such continuing employment and provide services to the Company in exchange for certain compensation and benefits, as set forth in this Agreement, which amends and restates, and replaces the Prior Agreement as of the Effective Date;

NOW THEREFORE, in consideration of the material advantages accruing to the two Parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the Company and Executive hereby agree as follows:

1.
Duties and Scope of Employment.
(a)
Term; Positions and Duties. This Agreement is effective as of the Effective Date and shall continue until terminated in accordance with Section 6 below. Executive will continue to serve as Chief Executive Officer of the Company and shall report to the Company’s Board of Directors (the “Board”). In the capacity of Chief Executive Officer, Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, as adopted or modified from time to time in the Company’s discretion, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
(b)
Location. Executive shall reside in and work remotely from Executive’s home office located in Indianapolis, Indiana; provided, however, that Executive agrees to travel to and work from the Company’s offices and/or facilities located in Longmont, Colorado, Lubbock Texas or elsewhere as requested by the Board at least two weeks per calendar month. In addition, the Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary work location from time to time, and to require reasonable business travel.

(c)
Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation,

or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization and serve on the board(s) set forth on Schedule A attached hereto, provided such services do not materially interfere with Executive’s obligations to the Company. After the date of this Agreement, Executive shall seek the approval of the Compensation Committee of the Board (the “Compensation Committee”) before accepting or seeking any further positions. Executive shall also do the same with any outside paid employment/consulting positions. Executive represents that Executive is not subject to any non- competition, confidentiality, trade secrets or other agreement(s) that would preclude, or restrict in any way, Executive from fully performing Executive’s services hereunder during Executive’s employment with the Company.

2.
At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without Cause (as defined below) or advance notice.
3.
Term of Agreement. This Agreement is effective as of the Effective Date and is anticipated to continue until terminated in accordance with Sections 6 and 7 below. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”
4.
Compensation.
(a)
Base Salary. The Company will pay Executive an annual salary of $500,000 as compensation for Executive’s services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b)
Bonus Eligibility. For fiscal year 2025 and each fiscal year of Executive’s employment thereafter, Executive will be eligible to earn:

(1)
Cash Bonus. A target cash bonus of 50% of Executive’s Base Salary (the “Cash Bonus”); provided, however, that any Cash Bonus actually paid to Executive shall not exceed 75% of Executive’s Base Salary. The exact amount of the Cash Bonus shall be determined by the Compensation Committee in its sole and absolute discretion based on achievement of personal and Company target goals that are mutually agreed upon by the Compensation Committee and Executive each fiscal year. The target amount of any Cash Bonus and the target goals will be subject to review annually, and such changes shall not require an amendment to this Agreement; provided, however, that any such changes are documented in a resolution duly adopted by the Compensation Committee. The Cash Bonus, if any, will accrue and be paid on such date as determined by the Board or Compensation Committee, subject to Executive’s continued service through such date.

(2)
RSU Bonus. A restricted stock unit award (the “RSU Bonus”) with a target cash value of $150,000; provided, however, that the maximum cash value of any such RSU Bonus shall not exceed $300,000. The exact amount of the RSU Bonus shall be determined by the Compensation Committee in its sole and absolute discretion based on achievement of personal and Company target goals that are mutually agreed upon by the Compensation Committee and Executive. The target cash value of any RSU Bonus and the target goals will be subject to review annually, and such changes shall not require an amendment to this Agreement; provided, however, that any such changes are documented in a resolution duly adopted by the Compensation Committee. The RSU Bonus, if any, will accrue and be paid on such date as determined by the Board or Compensation Committee, subject to Executive’s continued service through such date. The RSU Bonus will be governed by and subject to the terms and conditions set forth in the Company’s 2019 Equity Incentive Plan (“Plan”) and related restricted stock unit agreement, which Executive will be required to execute. Except as otherwise expressly provided in this Agreement, the shares subject to the RSU Bonus shall vest quarterly over a three- year period, subject to Executive’s Continuous Service (as defined in the Plan) as of each such vesting date.

(3)
Stock Option Bonus. A stock option award (the “Stock Option Bonus”) with a cash value (based on the Black-Scholes valuation model and related assumptions used by the Company for financial accounting purposes) as of the date of grant equal to

$300,000. The Stock Option Bonus will be granted as soon as reasonably practicable following the beginning of each fiscal year, on such date as determined by the Board or Compensation Committee. The Stock Option Bonus will be governed by and subject to the terms and conditions set forth in the Plan and related form of stock option agreement, which Executive will be required to execute. Except as otherwise expressly provided in this Agreement, the shares subject to the Stock Option Bonus shall vest in equal quarterly installments over a three-year period, subject to Executive’s Continuous Service (as defined in the Plan) as of each such vesting date.

(c)
Employment Taxes. All of Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
(d)
Stock Ownership Guidelines. Executive shall be subject to, and shall comply with, the Company’s stock ownership guidelines, including compliance with its Insider Trading Policy, including the Addendum thereto, and with Section 16 of the Securities Exchange Act of 1934, as amended.

(e)
Signing Option. Executive was previously awarded a one-time option grant with respect to 100,000 shares of the Company’s common stock (the “Signing Option”). The shares subject to the Signing Option shall continue to vest in accordance with their terms, subject to Executive’s Continuous Service (as defined in the Plan). The Signing Option will continue to be governed by and subject to the terms and conditions set forth in the Plan and related form of stock option agreement previously executed by Executive. If Executive remains continuously employed with the Company in the role of Chief Executive Officer through and until June 26, 2024, the Signing Option will remain exercisable for 12 months after the termination of Executive’s employment with the Company.

5.
Executive Benefits
(a)
Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may exist from time to time.
(b)
Vacation. Executive will be entitled to accrue up to 20 days of paid annual vacation in accordance with Company policy.
(c)
Expenses. The Company will reimburse Executive for reasonable travel, business entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(d)
Housing Allowance. Until August 31, 2024, Executive will, at the Company’s option, continue to either be (i) provided with Company-leased housing accommodations, or (ii) reimbursed up to $2,500 per month (the “Housing Allowance”) for Executive’s housing rental payments, in the Longmont, Colorado area. The Housing Allowance will be grossed up to cover all applicable federal, state, and local withholding taxes, and will be paid in the first payroll period each month during the Housing Allowance period and will not be considered part of Executive’s Base Salary, including but not limited to for such purposes as the severance payments described in Section 7 below.
6.
Termination of Employment. In addition to any other compensation payable to Executive pursuant to this Agreement, in the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued and unpaid up to the Termination Date, (b) pay for accrued but unused vacation, (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which Executive has a vested right (including any right that vests in connection the termination of Executive’s employment), (d) unreimbursed business expenses to which Executive is entitled to reimbursement under the Company’s expense reimbursement policy, and (e) rights to indemnification Executive may have under the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as amended, this Agreement, or Executive’s separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies (items (a) through (e), collectively, the “Accrued Obligations”).
7.
Severance.
(a)
Termination Without Cause or Resignation for Good Reason. If (i) Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of Executive’s death or Disability), or (ii) Executive resigns for Good Reason (as defined below), then, subject to compliance with the Release Requirement, and provided such termination or resignation constitutes a Separation from Service, Executive will be eligible to receive the following severance benefits, to be paid as soon as practical following the Release Effective Date:
(1)
Severance Payment. Continuation of Executive’s Base Salary as in effect immediately before the Termination Date for a period of three months, subject to required payroll deductions and tax withholdings and payable in installments according to the Company’s regular payroll schedule beginning after the Release Effective Date. For such purposes, Executive’s Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason; and

(2)
Equity Acceleration and Option Exercise Extension. Upon the Termination Date, (A) the vesting of the Signing Option shall accelerate and vest such that 100% of the shares subject to the Signing Option shall be deemed vested and fully exercisable and (B) the Signing Option shall remain exercisable until 12 months after such Termination Date.

(b)
Termination by Company for Cause, by Executive without Good Reason or Executive’s death or Disability. If Executive’s employment is terminated (i) by the Company for Cause, (ii) by Executive without Good Reason, or (iii) due to Executive’s death or Disability, then the Company shall pay the Accrued Obligations. In addition, if Executive’s employment is terminated by either party for any reason on or after the 12 month anniversary of the Start Date (as defined in the Prior Agreement), Executive shall remain eligible for the Fiscal 2024 Bonuses (as defined in the Prior Agreement) pursuant to Section 4(b) of the Prior Agreement. In any of the foregoing instances, all further vesting of Executive’s outstanding equity awards will terminate immediately, and Company shall have no further obligations to Executive under this Agreement.
(c)
Retirement. Notwithstanding anything herein to the contrary, in the event that Executive’s employment with the Company terminates due to Executive’s voluntary retirement after the attainment of the age of 65, the vesting and exercisability of all unvested shares subject to any outstanding stock option or restricted stock unit award shall accelerate and become immediately vested and exercisable as of the Termination Date, and any then-outstanding stock options shall remain exercisable until 12 months after such Termination Date.

(d)
Termination by Mutual Agreement of the Parties. Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, signed by both of the Parties. Any such termination of employment shall have the consequences specified in such writing.
8.
Covenants; Conditions to Receipt of Severance; Mitigation.

(a)
Non-disparagement. Subject to the disclosures permitted by Section 11(e) below, during the Employment Term and for the 12 months thereafter, Executive will not, and will cause Executive’s relatives, agents and representatives to not, knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company, its directors, or its officers, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive. The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Vice President or above and members of the Board. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. Payments of severance to Executive, in accordance with Section 7 above, shall immediately cease, and no further payments shall be made, in the event that Executive breaches the provisions of this Section 8(a).

(b)
Release of Claims. To be eligible for any of the severance benefits provided in Sections 7(a) of this Agreement, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than 45 calendar days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). Notwithstanding the foregoing, if the period for satisfaction of the Release Requirement begins in one taxable year and ends in another taxable year, then the Release Effective Date shall occur no sooner than the first date of such second taxable year. No severance benefits pursuant to this Agreement will be paid prior to the Release Effective Date. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.
(c)
Mitigation. Payments of severance to Executive, in accordance with Section 7 above, shall immediately cease, and no further payments shall be made, in the event that Executive materially breaches the PIICA (as defined in Section 11(d) below) (provided, however, that Executive’s right to future payments will be restored, and any omitted payments will be made to Executive promptly, if the Board in its reasonable good faith judgment determines that such breach is curable, and Executive cures the breach to the reasonable satisfaction of the Board within 30 days of having been notified thereof). Executive agrees to cooperate with the Company and to provide timely notice as to Executive’s activities following a termination without Cause so that the Company may monitor its obligation under this Section 8 and its subsections.

9.
Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)
“Cause” means the occurrence of any one or more of the following: (i) Executive’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or material act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company (including this Agreement and/or the PIICA); (iv) Executive’s intentional, material violation of any statutory duty owed to the Company that is not cured within 30 days following the issuance of written notice from the Company to Executive reasonably explaining the basis for the Company’s conclusion that said violation has occurred, provided that notice and opportunity to cure shall not apply where the violation is not reasonably susceptible of cure; (v) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (vi) Executive’s gross misconduct relating to the business affairs of the Company. Executive’s termination of employment will not be considered to be for Cause unless it is approved by a majority vote of the members of the Board of Directors or an independent committee thereof. It is understood that good faith decisions of Executive relating to the conduct of the Company’s business or the Company’s business strategy will not constitute “Cause.”
(b)
“Disability” means Executive’s absence from Executive’s responsibilities with the Company on a full-time basis for 180 calendar days in any consecutive 12-month period as a result of Executive’s mental or physical illness or injury shall mean the inability of Executive to perform Executive’s duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term Disability shall mean the inability of Executive to perform Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines can be expected to result in death or expected to last for a continuous period of more than four months. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement. The Company shall act upon this Section in compliance with the Family Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.

(c)
“Good Reason” for Executive’s resignation from employment with the Company means the occurrence of any of the following events without Executive’s prior written consent: (i) a material breach of this Agreement by the Company; (ii) a material reduction (but not less than 10%) by the Company of Executive’s Base Salary, unless such reduction is part of a reduction program applicable generally to other executive employees of the Company; or (iii) a material reduction in Executive’s duties, authority or responsibilities, taken as a whole, other than if asked to assume substantially similar duties and responsibilities in a larger entity after a Change in Control (as defined in the Plan) (provided, that a change in job position (including a change in title) or reporting line shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties). In order for Executive to resign for Good Reason, each of the following requirements must be met: (w) Executive must provide written notice to the Board of Executive’s intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (x) the Company has not reasonably cured such event within 30 calendar days following receipt of such written notice (the “Cure Period”); and (z) Executive actually resigns from all positions Executive then holds with the Company within the first 15 days after expiration of the Cure Period.
(d)
“Separation from Service” has the meaning set forth in Treasury Regulation Section

1.409A-1(h), without regard to any alternative definition thereunder.

(e)
“Termination Date” shall mean the effective date of Executive’s termination of employment with the Company for any reason.

10.
Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.
11.
Confidential Information, etc.

(a)
Non-Disclosure of Information. It is understood that the business of the Company is of a confidential nature. During the period of Executive’s employment with the Company, Executive may receive and/or may secure confidential information concerning the Company or any of the Company’s affiliates which, if known to competitors thereof, would damage the Company or its said affiliates. Executive agrees that during and after Executive’s employment, Executive will not, directly or indirectly, divulge, disclose or appropriate to Executive’s own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during his employment concerning such confidential matters of the Company or its affiliates, including, but not limited to, information pertaining to contact information, financial information, research, product plans, products, services, customers, markets, developments, processes, designs, drawings, business plans, business strategies or arrangements, or intellectual property or trade secrets. Upon termination of Executive’s employment, Executive shall promptly deliver to the Company all materials of a secret or confidential nature relating to the business of the Company or any of its affiliates that are, directly or indirectly, in the possession or under the control of Executive. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(b)
Trade Secrets. Executive acknowledges and agrees that during Executive’s employment and in the course of the discharge of Executive’s duties, Executive shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, proprietary, technical, financial, personnel, sales and other information that is owned by the Company and regularly used in the operation of the Company’s business, and that such information constitutes the Company’s trade secrets. Executive specifically agrees that Executive shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during Executive’s employment or at any other time thereafter, except as is required in the course of Executive’s employment hereunder. Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company’s trade secrets obtained by Executive during the course of Executive’s employment, including information concerning the Company’s current or any future and proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with the Company, either during his employment or at any other time thereafter. Executive further agrees that all files, records, documents, specifications, and similar items relating to the Company’s business, whether prepared by Executive or others, are and shall remain exclusively the property of the Company and that they shall be removed from the premises of the Company only with the express prior written consent of an authorized member of the Board.
(c)
Cooperation. Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, Executive’s assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s reasonable request and expense in order to fulfill this obligation.

(d)
Proprietary Inventions and Assignment Agreement. As a condition of employment, Executive shall continue to abide by the previously executed Proprietary Information, Invention and Confidentiality Agreement (the “PIICA”), attached hereto as Exhibit A.
(e)
Notwithstanding the foregoing or anything to the contrary in this Agreement, the PIICA, or any other agreement between the Company and Executive, consistent with Colorado law (including the Protecting Opportunities and Workers’ Rights (“POWR”) Act), nothing in this Agreement shall: (i) prohibit Executive from disclosing the underlying facts of any alleged discriminatory or unfair employment practice, including the existence and terms of this Agreement, to Executive’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic group, legal counsel, financial advisor, or tax preparer; or (ii) prohibit Executive from disclosing the underlying facts of any alleged discriminatory or unfair employment practice to any government agency, including the existence and terms of this Agreement, or in response to a subpoena, without first notifying the Company. In addition, the disclosure of the underlying facts of any alleged discriminatory or unfair employment practice by the Company shall not constitute disparagement of the Company prohibited by this Agreement. Furthermore, nothing in this Agreement waives any rights Executive may have under Section 7 of the National Labor Relations Act.

12.
Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity, which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
13.
Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally or via e-mail to an e-mail address provided by one party to the other, and confirmed via delivery pursuant to one of the other methods specified in this paragraph, (b) one day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee 2101 Ken Pratt Blvd

Suite 201

Longmont, CO 80501 If to Executive:

at the last residential address known by the Company

14.
Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction or an arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
15.
Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Colorado without regard to any applicable principles of conflicts of law. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.
16.
Dispute Resolution; Arbitration Agreement.

(a)
Agreement to Arbitrate All Disputes. To ensure the timely and economical resolution of disputes that may arise between Executive and the Company, both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, they will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or

(ii) Executive’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of Executive’s employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

(b)
Arbitrator Authority. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Arbitration section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
(c)
Individual Capacity Only. All claims, disputes, or causes of action under this Arbitration section, whether by Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
(d)
Arbitration Process. Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in Longmont,

Colorado under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules- employment-arbitration/). Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law.

(e)
Excluded Claims. This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and are not preempted by the Federal Arbitration Act (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.
(f)
Injunctive Relief and Final Orders. Nothing in this Arbitration section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
(g)
Notwithstanding the foregoing, the Parties shall continue performing their respective obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.
17.
Integration. As of the Effective Date, this Agreement, together with its Exhibits, and the standard forms of equity award grants that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including without limitation, the Prior Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.
18.
Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
19.
Survival. The PIICA and the Company’s and Executive’s responsibilities under Sections 6 (Termination of Employment), 7 (Severance), 8 (Covenants; Conditions of Receipt of Severance; Mitigation), 9 (Definitions), 10 (Indemnification), 11 (Confidential Information), 12

(Assignment), 13 (Notices), 14 (Severability), 15 (Governing Law), 16 (Dispute Resolution;

Arbitration Agreement), 17 (Integration), 18 (Waiver of Breach), 19 (Survival), 20 (Headings), 21 (Tax Withholding), 22 (Acknowledgment), and 23 (Internal Revenue Code Section 409A) will survive the termination of this Agreement.

20.
Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
21.
Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.
22.
Acknowledgments. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
23.
Internal Revenue Code Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified Executive” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 23 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the 60th day following the Separation from Service, regardless of when the Release actually becomes effective. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

24.
Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, on the day and year written below.

Company:

S&W SEED COMPANY

By:

Name: Alan Willits

Title: Chairman of the Board

Date: June 28, 2024

Mark Herrmann

Date: June 28, 2024Executive:

SCHEDULE A

 [●]

 [●]

EXHIBIT A

Employee Proprietary Information, Inventions and Confidentiality Agreement

(attached)

For Colorado Employees

S&W SEED COMPANY

PROPRIETARY INFORMATION, INVENTION AND CONFIDENTIALITY AGREEMENT

In consideration of my employment or continued employment by S&W Seed Company (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, and Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Proprietary Information, Invention and Confidentiality Agreement with Employer (the “Agreement”).

WHEREAS, during the course of my employment, I will have access to and knowledge of Company’s trade secrets and Confidential Information (as defined below) in accordance with Colo. Rev. Stat. §8-2-113 and/or proprietary technology relating to Company’s products, services, and business, and to have contact with, learn about, provide services to, and establish relationships with customers and business partners of Company; and

WHEREAS, it is of material benefit to restrict the disclosure of Company’s trade secrets and Confidential Information with a nondisclosure, non-competition and non-solicitation agreement, all of which are reasonable in terms of scope, geography and duration.

Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

1.
Confidential Information Protections.

Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data relevant to its business that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, works of authorship, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees

Proprietary Information, Invention and Confidentiality Agreement

that I am free to use or disclose information that (i) I knew prior to my employment with Company without any obligation of confidentiality, which I learned from my general training, knowledge, skill or experience, (ii) at the time of use, is generally known in the trade or industry through no breach of this Agreement by me, or (iii) is readily ascertainable to the public. Company further agrees that this Agreement does not limit my right to discuss my employment or discuss or disclose information which I have a legal right to disclose under applicable law, including information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, report possible violations of law or regulation, communicate with, cooperate with, or file a complaint with any federal, state or local government agency or entity, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations, provided that in each case such communications and disclosures are consistent with applicable law and the information subject to such disclosure was not obtained by me through a communication that was subject to the attorney client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended to be consistent with the foregoing Section 1.2.

Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.

Restricted Access Granted. In exchange for my agreement not to disclose or use Confidential Information, except as required in performing my duties for Company, and for the non-competition covenants, non-solicitation covenants, and the other promises provided herein, Company agrees to grant me immediate, current, and future access to Confidential Information required to fulfill the duties of my position. I agree that Company has no pre-existing obligation to reveal Confidential Information.

No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

2.
Assignments of Inventions.

Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

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Non-Assignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secrets, or Confidential Information, except for Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by me for Company (“Nonassignable Inventions”).

Prior Inventions.

On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company,

(ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, digitally transmit, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions

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in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, Affero General Public License, “copyleft” license or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by Company.

3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.
4.
Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5.
No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. I acknowledge that during my employment I will have access to and knowledge of Confidential Information and that such Confidential Information contains trade secrets in accordance with C.R.S. Section 8-2-113(2)(d). I acknowledge that, because of the nature of my work for Company, my solicitation, serving or retention of certain customers, employees, consultants or partners with whom Company does business from time to time related to my work for Company would necessarily involve the use or disclosure of Confidential Information, and the relationships and goodwill of Company and would otherwise impair the legitimate business interests of Company. To protect Company’s Confidential Information, including its legitimate business interests in protecting its trade secrets and because of the position in Company that I may hold, I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact;

solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

hire, employ, or engage in a business venture to research, develop, market, sell, perform or provide Conflicting Services (as defined below) as partners or owners or other joint capacity any person then employed by Company or who has left the employment of Company within the preceding three months, or attempt to hire, employ, or engage in a business venture to research, develop, market, sell, perform or provide Conflicting Services as partners or owners or other joint capacity any person then employed by Company or who has left the employment of Company within the preceding three months;

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solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in Sections 5.4,

5.5 or 5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

I understand that the provisions of Sections 5.4 and 5.5 above (collectively, the “Customer Non-Solicitation Restrictions”) are applicable to me only if my total annualized cash compensation meets or exceeds the greater of: (i) $67,500; or (ii) the compensation threshold established by the Colorado State Department of Labor and Employment (the “Colorado Customer Non-Solicitation Compensation Threshold”). For avoidance of doubt, if my annualized cash compensation does not meet or exceed the Colorado Customer Non-Solicitation Compensation Threshold as specified in Colo. Rev. Stat. Ann. §8-2- 113(2)(d), I will not be subject to the Customer Non-Solicitation Restrictions. I further understand that Section 5.6 is only applicable to me if my total annualized cash compensation meets or exceeds the threshold specified below in Section 6.1.

6.
Non-Compete Provision.

I acknowledge that during my employment I will have access to and knowledge of Confidential Information and that such Confidential Information contains trade secrets in accordance with C.R.S. Section 8-2-113(2)(b). To protect Company’s Confidential Information, including its legitimate business interests in protecting its trade secrets, and because of the position in Company that I may hold, I agree that for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (defined below) anywhere in the Restricted Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

I understand that the foregoing non-compete restriction is applicable to me only if my total annualized cash compensation meets or exceeds the greater of (i) $112,500.00; or (ii) the compensation threshold established by the Colorado State Department of Labor and Employment (the “Colorado Non-Compete Compensation Threshold”). For avoidance of doubt, if my annualized cash compensation does not meet or exceed the Colorado Non-Compete Compensation Threshold as specified in Colo. Rev. Stat. Ann. §8-2-113(2)(b), I will not be subject to the restrictions contained in this Section 6.

The parties agree that, for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

The parties agree that, for purposes of this Agreement, “Restricted Territory” means (i) all counties in the state in which I primarily perform services for Company; (ii) all other states of the United States of America in which Company, with my involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with Company; and (iii) any other countries from which

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Company provided goods or services, had customers, or otherwise conducted business, with my involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, at any time during the two-year period prior to the date of the termination of my relationship with Company.

7.
Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel prior to signing this Agreement, (b) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit are relevant to Company’s business and necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.
8.
No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.
9.
Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.
10.
Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney’s fees, from me. If Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of 12 months from the effective date of the order enforcing the Agreement.
11.
Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be

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effective

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upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.
Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and/or 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co- owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and/or 6 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.
13.
General Provisions.

Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Colorado without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in Colorado for any lawsuit filed there against me by Company arising from or related to this Agreement.

Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT

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WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 with respect to a consulting relationship) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement, unless otherwise specified in this Agreement.

[Signatures to follow on next page]

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For Colorado Employees

This Agreement will be effective as of the date signed by the Employee below.

(Signature)EMPLOYER: S&W Seed Company EMPLOYEE: Mark Herrmann

(Signature)

Mark Herrmann

(Printed Name) (Printed Name)

June 26, 2023

(Title) (Date Signed)

PRIOR INVENTIONS

1.
Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

No Prior Inventions.

See below:

Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Excluded Invention Party(ies) Relationship

1.
2.

3.

Additional sheets attached.